Exhibit 99.1

Contact Mark Perkins 727-461-3000	For Immediate Release

Aerosonic Strengthens its Management Team

CLEARWATER, Fla. – May 29, 2009 – Aerosonic Corporation (NYSE Amex: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced today another addition to strengthen its management team. Mr. Kevin J. Purcell joins the Company as Executive Vice President and Chief Financial Officer.  Mr. Purcell has held a number of senior financial positions, including VP and CFO at Herley Industries, Inc., and VP of Finance, Contracts and Compliance for Smiths Aerospace LLC, Customer Services Americas.  He has also served other companies in senior financial positions including Vice President and CFO, Controller and Director, and has worked for a number of years in the Government Contractor Advisory Services group of KPMG. Mr. Purcell received his B.B.A. degree in financial accounting from Iona College, his M.B.A. degree from Pepperdine University and is a Certified Public Accountant and a Certified Management Accountant.

Also, earlier this month, Mr. Scott R. Kempshall joined Aerosonic as its Vice President, Technology and Product Development. Mr. Kempshall most recently worked at iGov Technologies in the role of Program Director for the Special Operations Forces Tactical LAN Program. Prior to his tenure with iGov, he has held several senior technical positions, including VP/Director of Engineering at Sypris Electronics, Deputy Technical Director for Lockheed-Martin NE&SS, and Senior Program Manager for Raytheon Systems. Mr. Kempshall earned an M.S. degree in Systems Management from the University of Southern California and a B.S. degree in Mechanical Engineering from the University of Colorado at Boulder.

“I am personally very excited to have two gentlemen of this caliber join our company in key management roles. With the additions of both Kevin and Scott, we have now implemented the leadership team that will enable Aerosonic to begin realizing its significant potential,” said Douglas Hillman, Aerosonic’s Chief Executive Officer.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. Locations of the Company include Clearwater, Florida and Earlysville, Virginia.  For additional information, visit the Company's website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments with respect to the resolution of current stockholder litigation, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.